Exhibit 10.1

Esterline Corporation500 108th Avenue NESuite 1500Bellevue, WA 98004Tel: 425-453-9400Fax: 425-453-2916www.esterline.comNYSE symbol: ESL

To	Alain Durand	Date	June 19, 2014
From	Curtis Reusser	Subject	Relocation to Bellevue

Alain, this is to confirm our conversation and Esterline's offer to relocate you and your family to Bellevue, WA. You will continue in the same role of President, Sensors and Systems Segment. As we discussed, I would like you to complete this relocation by end of June 2014.

Compensation. Effective as of July 1, 2014, 100% of your salary will be paid out of the Bellevue Corporate Office in US Dollars:

Salary. Your base salary will be $393,400 per year, subject to the usual payroll tax deductions and fringe benefit costs applicable in the U.S.

Annual Incentive Compensation & LTIP. You will continue on the Annual Incentive Compensation plan & LTIP per my memo of December 11, 2013.

Retirement Benefits. In addition to the usual retirement benefits offered to Bellevue Corporate Office employee, you will be invited to participate in Esterline's Supplemental Executive Retirement Plan (''pension SERP") as provided for the other officers. The pension SERP supplements the regular, tax-qualified plan to allow you to earn pension benefits on eligible compensation that exceeds formula limits.

Your participation in the Esterline's Supplemental Executive Retirement and Deferred Compensation Plan will change effective 7/1/2014 from a10% of pay contribution to our standard executive offering to match 50% of the first 6% of pay.

Car. You will continue to receive a car allowance under Esterline's Vehicle Allowance policy #233, a copy of which is available for your review in the EPS accounting policies. The amount of the allowance depends on typical costs for the purchase, operating, maintenance, and insurance of a vehicle in your residential area. For this first year, we will use Esterline's office address for purposes of computing your allowance. It will be approximately $800 per month.

Financial Advice Services. The corporation will pay up to $7,000 in financial advice service fees for you each year. The corporation's fee payments will be treated as income to you, and thus you will have responsibility for income taxes on those amounts.

Vacation & Sick Leave. When you transfer to the Esterline Bellevue corporate office payroll, you will earn paid vacation at the rate of four (4) weeks per year, subject to a maximum limit as explained in our Corporate Staff Handbook, a copy of which you will be provided. You will earn sick leave at a rate of two (2) weeks per year. Health, retirement, and other fringe benefits will be available to you in accordance with Esterline's usual benefit program, which changes from time to time. See the enclosed summary of current benefits for further information.

Relocation. The board has approved the following relocation package for you:

•	Temporary living expenses in France for up to 60 days while your household goods are shipped to the U.S.
•	One-time, lump sum payment of $35,000 (approx. one month's pay) to offset purchase of appliances, home furnishings, window coverings, etc.
•	Cartus, our relocation service vendor, will provide executive service to help you while searching for new schools, neighborhoods and etc.
•	You will receive assistance on up to two household goods moves; one for initial move from France to the U.S. and one at the time of move from rental to permanent home.
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Home purchase is not available in France. Alternatively, Esterline will pay you $7200 per month for up to 12 months or until your home in France is sold, whichever occurs first. (This is intended to defray the cost of rental housing in the U.S. and maintenance/utilities on the home in France until it is sold). The amount we are currently paying the French government on your behalf is $6,600 per month, which will no longer be necessary with your relocation.

•	Reimbursement of reasonable and customary home purchase expenses and per policy.
•	Two house hunting trips for you and your spouse prior to your final move.
•	We will reimburse you $3,500 or the equivalent cost of shipping two cars. We do not recommend shipping your cars; rather use International Auto Resource when purchasing replacement vehicles.

Immigration: We have requested that Greg McCall at Perkins Coie initiate the process of establishing a 'Green Card' status for residency for you in the U.S.

Tax Assistant: You will continue to receive tax assistance after your transfer to the U.S. through Price Waterhouse & Coopers. Tax assistance will include the 2014 tax year.

General Policies. All aspects of your employment will be the same as those that apply to our corporate staff - Bellevue. We are all employed at-will, and the officers serve at the pleasure of the Board for one-year terms subject to company by-laws.

Welcome. Alain, the other officers and I have all enjoyed working with you, and we look forward to continuing and strengthening those relationships with you being stationed in Bellevue.

Best regards,

/s/ CURTIS REUSSER

Curtis Reusser

Chairman, President & Chief Executive Officer

Enclosures: U.S. Benefits Summary

Invention Agreement

Duplicate memo

Employee Relocation Repayment Agreement

Employee Benefits Summary

Acceptance: I accept these terms of transfer to Bellevue as outlined above.

/s/ ALAIN M. DURAND                                                          6/20/2014

Alain M. Durand                                                                     Date